SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A12G/A
POST-EFFECTIVE AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934



The American Education Corporation
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(Exact name of registrant as specified in its charter)



Colorado
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(State of incorporation or organization)

84-0838184
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(I.R.S. Employer Identification No.)



7506 N. Broadway Extension, Suite 505, Oklahoma City, Oklahoma
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(Address of principal executive offices)

73116
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(Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

None


Securities to be registered pursuant to Section 12(g) of the Act:

None


This Form 8-A12G/A amends and restates in its entirety our Form 8-A filed on April 25, 1983.


INFORMATION REQUIRED IN REGISTRATION STATEMENT
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Item 1.     Description of Registrant's Securities to be Registered.
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The Company is authorized to issue 30,000,000 shares of the Company's common stock, $0.025 par value per share (the "Common Stock"), which Common Stock is quoted on the OTC Bulletin Board. There are 14,083,128 shares of Common Stock presently outstanding. The Company also has authorized 50,000,000 shares of preferred stock. There are currently no outstanding shares of preferred stock. This summary of certain provisions of the Common Stock and preferred stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation and the provisions of applicable law.

Common Stock
------------
All shares of Common Stock have equal voting rights, and each outstanding share of Common Stock entitles the holder to one vote. Cumulative voting in the election of directors is not permitted. One-third of the Company's outstanding shares entitled to vote, represented in person or by proxy, constitute a quorum at any meeting of the shareholders. When a quorum is present, the number of nominees equaling the number of directors to be elected and having the highest number of votes cast in favor of their election are elected to the Board of Directors. Except as otherwise required by law, if a quorum is present, a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, which means that the holders of a majority of the shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors.

Holders of shares of Common Stock are entitled to receive dividends if and when declared by the Board of Directors out of funds legally available therefor, subject to any preference that may be applicable to any then outstanding preferred stock. Upon the voluntary or involuntary liquidation of the Company, holders of Common Stock are entitled to receive ratably all assets remaining after payment of all obligations of the Company and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights to acquire securities of the Company. There are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock
---------------
The Board of Directors has the authority, without further vote or action by the shareholders (unless shareholder approval is required in a specific case by applicable laws or regulations or stock exchange rules) to issue from time to time up to 50,000,000 shares of preferred stock as one class without series or in one or more series and to fix by resolution the designations, preferences, limitations and relative rights of the one class or each such series. The class as a whole or any series of preferred stock could, as determined by the Board of Directors at the time of issuance, rank with respect to dividends, limited voting rights, redemption and liquidation rights, senior to the Company's Common Stock.

Certain Effects of Authorized but Unissued Stock
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The existence of unissued and unreserved Common Stock or preferred stock could, in certain instances, render more difficult or discourage a merger, tender offer or proxy contest, and thus potentially have an "anti-takeover" effect.
An issuance of stock can make acquisition of a company more difficult or more costly. An issuance of stock could deter the type of transactions that may be proposed or could discourage or limit the shareholders' participation in certain type of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their position. The Board of Directors of the Company will, however, consider any proposals to acquire control of the Company that may arise in the future in accordance with their fiduciary duties and their judgment as to the best interests of the shareholders of the Company at that time.


Item 2.     Exhibits.
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4.1  Amended and Restated Articles of Incorporation of the Company (Exhibit 3.1
of the current report on Form 8-K (File No. 000-11078), filed June 25, 1998) are hereby incorporated by reference.

4.2 Restated Bylaws of the Company (Exhibit 4.2 of the Form S-8 (File No. 333-89583), filed October 22, 1999) are herein incorporated by reference.

4.3 Form of Stock Certificate (Exhibit 4.3 of the Form S-8 (File No. 333-89583), filed October 22, 1999) is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE AMERICAN EDUCATION CORPORATION



By:  /s/ Jeffrey E. Butler
     Jeffrey E. Butler, Chief Executive Officer



Date:	August 29, 2000